THE SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A/A

Amendment No. 2

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(B) OR (G) OF THE
SECURITIES EXCHANGE ACT OF 1934

AMAG PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	04-2742593
(State of Incorporation or Organization)	(I.R.S. Employer Identification no.)

1100 Winter Street Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to	Name of Each Exchange on Which
be so Registered	Each Class is to be Registered

Preferred Share Purchase Rights	The NASDAQ Stock Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following.  ☐

Securities Act registration statement number to which this form relates:

(if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Title of Each Class to	Name of Each Exchange on Which
be so Registered	Each Class is to be Registered

None	None

EXPLANATORY NOTE

This Amendment to Form 8-A amends and supplements the Registration Statement on Form 8-A filed by AMAG Pharmaceuticals, Inc., a Delaware corporation (the “Company”), with the U.S. Securities and Exchange Commission on September 4, 2009 (including the Exhibits and amendments thereto, the “Form 8-A”).  On September 26, 2014, the Company’s board of directors adopted an amendment to the Company’s Shareholder Rights Plan, dated as of September 4, 2009, between the Company and American Stock Transfer & Trust Company, LLC (as amended, and as may be amended from time to time, the “Rights Agreement”). The amendment effected such changes to the original Rights Agreement as were necessary, in the board’s judgment, to preserve the Company’s substantial tax assets associated with net operating loss carry forwards and other tax benefits.  As more fully described below, these changes include shortening the expiration date of the Rights Agreement from September 17, 2019 to March 31, 2017 (subject to earlier expiration described below), decreasing the Purchase Price from $250 to $80 in connection therewith and to changes to the definition of “beneficial ownership,” as used in the Rights Agreement, to make it consistent with how ownership is defined under Section 382 of the Code (as defined below).  Capitalized terms used without definition herein shall have the meanings set forth in the Rights Agreement.  The Company expects to submit the NOL Amendment (as defined below) to a vote of its stockholders at its 2015 annual meeting of stockholders.  There can be no assurance that the amendment to the Rights Agreement will result in the Company preserving all of the substantial tax assets associated with net operating loss carry forwards and other tax benefits.

Item 1.                Description of Registrant’s Securities to be Registered.

Item 1 of the Form 8-A is amended and supplemented by adding the following:

NOL Amendment

On September 26, 2014, the Board of Directors of the Company adopted an amendment (the “NOL Amendment”) to the Company’s Shareholder Rights Plan, dated as of September 4, 2009 (the “Original Agreement,” and, together with all amendments, including the NOL Amendment, the “NOL Rights Plan”).  The NOL Amendment effected such changes to the Original Agreement as were necessary, in the board’s judgment, to preserve the Company’s substantial tax assets associated with net operating loss carry forwards (“NOLs”) and other tax benefits.  The Company’s ability to use its NOLs and other tax benefits would be limited if there were an “ownership change” under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), which would occur if stockholders owning (or deemed under Section 382 of the Code to own) 5% or more of the Company’s stock increase their collective ownership of the aggregate amount of outstanding shares of the Company by more than 50% over a rolling three-year period.

The Original Agreement provided for a dividend distribution of one preferred share purchase right (a “Right”) for each outstanding share of the Company’s Common Stock, par value $0.01 per share (the “Common Shares”), which dividend was paid on September 17, 2009.  Under the Original Agreement, Rights will separate from the Common Shares and will become exercisable upon the earlier of (a) the close of business on the tenth calendar day following the first public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) has acquired beneficial ownership of 20% or more of the outstanding Common Shares, other than as a result of repurchases of stock by the Company or certain inadvertent actions by a stockholder (the date of such an announcement being referred to as the “Shares Acquisition Date”), or (b) the close of business on the tenth business day (or such later day as the Board of Directors may determine) following the commencement of a tender offer or exchange offer that could result, upon its consummation, in a person or group becoming the beneficial owner of 20% or more of the outstanding Common Shares (the earlier of such dates being herein referred to as the “Distribution Date”).  The NOL Amendment reduced the 20% thresholds referenced above to 4.99% and reduced the exercise price of the Rights from $250 to $80 to be consistent with the new shorter term of the NOL Rights Plan.

The NOL Amendment also provides that, notwithstanding the foregoing, with respect to any person who beneficially owns (for purposes of the NOL Rights Plan) 4.99% or more of the outstanding Common Shares as of September 29, 2014 (such person being referred to in the NOL Rights Plan as a “Grandfathered Person”), the Distribution Date will not occur unless such Grandfathered Person has acquired beneficial ownership of Common Shares representing an additional 1/4% of the outstanding Common Shares (the “Grandfathered Percentage”).

In addition, the NOL Amendment made such changes to the definition of “beneficial ownership,” as used in the NOL Rights Plan, as are consistent with how ownership is defined under Section 382 of the Code.

Under the NOL Rights Plan, any person who wishes to effect any acquisition of Common Shares that would, if consummated, result in such person beneficially owning more than 4.99% of the outstanding Common Shares (or in the case of a Grandfathered Person, the Grandfathered Percentage), may request that the Company’s Board of Directors grant an exemption with respect to such acquisition under the NOL Rights Plan. The Company’s Board of Directors may only grant such an exemption if it determines, in its sole discretion, that the acquisition of beneficial ownership of Common Shares by such person will not jeopardize or endanger the availability to the Company of its NOLs and other tax benefits.  Any exemption granted may be granted in whole or in part, and may be subject to limitations or conditions (including that the exemption be of a limited duration, a requirement that the requesting person agree that it will not acquire beneficial ownership of Common Shares in excess of the maximum number and percentage of shares approved by the Company’s Board of Directors or that it will not make another exemption request).

The NOL Amendment provides that the Rights are not exercisable until the Distribution Date and will expire at the earliest of (i) March 31, 2017, (ii) the time at which the Rights are redeemed or exchanged, (iii) the effective date of the repeal of Section 382 or any successor statute if the Company’s Board of Directors determines that the NOL Rights Plan is no longer necessary or desirable for the preservation the Company’s tax benefits, (iv) the first day of a taxable year of the Company to which the Company’s Board of Directors determines that no tax benefits may be carried forward or (v) September 26, 2015 if stockholder approval of the NOL Amendment has not been obtained by or on such date.

The Company expects to submit the NOL Amendment to a vote of its stockholders at its 2015 annual meeting of stockholders.

Miscellaneous

The Rights Agreement and the amendments thereto, including the NOL Amendment, are filed as Exhibits 4.7 through 4.10 to this Amendment to Form 8-A and incorporated herein by reference. The above description of the material terms of the NOL Amendment as they relate to the Rights Agreement is qualified in its entirety by reference to such exhibits.

Item 2.                Exhibits.

Exhibit Number	Description
3.1, 4.1

Restated Certificate of Incorporation of the Company, as amended and restated (incorporated herein by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, File No. 001-10865).

3.2, 4.2

Amended and Restated By-Laws of the Company, as amended and restated (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed November 28, 2008, File No. 0-14732).

3.3, 4.3

Certificate of Designation of Series A Junior Participating Preferred Stock (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed September 4, 2009, File No. 0-14732).

4.4

Specimen certificate representing the Company’s Common Stock (incorporated herein by reference to Exhibit 4.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, File No. 001-10865).

4.5	Form of Rights Certificate (incorporated herein by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed September 4, 2009, File No. 0-14732).
4.6	Amendment to Form of Right Certificate (included as Exhibit B to the NOL Amendment to Rights Agreement filed as Exhibit 4.10 below)
4.7

Rights Agreement, dated as of September 4, 2009, by and between the Company and American Stock Transfer & Trust Company, LLC (incorporated herein by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed September 4, 2009, File No. 0-14732).

4.8

Amendment to Rights Agreement, dated as of May 10, 2012, by and between the Company and American Stock Transfer & Trust Company, LLC (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed May 10, 2012, File No. 001-10865)

4.9

Amendment to Rights Agreement, dated as of February 11, 2014, by and between the Company and American Stock Transfer & Trust Company, LLC (incorporated herein by reference to Exhibit 4.4 to the Company’s Current Report on Form 8-K filed February 14, 2014, File No. 001-10865).

4.10

NOL Amendment to Rights Agreement, dated as of September 26, 2014, by and between the Company and American Stock Transfer & Trust Company, LLC (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed September 29, 2014, File No. 001-10865).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: September 29, 2014	AMAG PHARMACEUTICALS, INC.

	By:	/s/ Frank E. Thomas
Name: Frank E. Thomas
Title: Executive Vice President and Chief Operating Officer

EXHIBIT INDEX

Exhibit Number	Description
3.1, 4.1

Restated Certificate of Incorporation of the Company, as amended and restated (incorporated herein by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, File No. 001-10865).

3.2, 4.2

Amended and Restated By-Laws of the Company, as amended and restated (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed November 28, 2008, File No. 0-14732).

3.3, 4.3

Certificate of Designation of Series A Junior Participating Preferred Stock (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed September 4, 2009, File No. 0-14732).

4.4

Specimen certificate representing the Company’s Common Stock (incorporated herein by reference to Exhibit 4.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, File No. 001-10865).

4.5	Form of Rights Certificate (incorporated herein by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed September 4, 2009, File No. 0-14732).
4.6	Amendment to Form of Right Certificate (included as Exhibit B to the NOL Amendment to Rights Agreement filed as Exhibit 4.10 below)
4.7

Rights Agreement, dated as of September 4, 2009, by and between the Company and American Stock Transfer & Trust Company, LLC (incorporated herein by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed September 4, 2009, File No. 0-14732).

4.8

Amendment to Rights Agreement, dated as of May 10, 2012, by and between the Company and American Stock Transfer & Trust Company, LLC (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed May 10, 2012, File No. 001-10865)

4.9

Amendment to Rights Agreement, dated as of February 11, 2014, by and between the Company and American Stock Transfer & Trust Company, LLC (incorporated herein by reference to Exhibit 4.4 to the Company’s Current Report on Form 8-K filed February 14, 2014, File No. 001-10865).

4.10

NOL Amendment to Rights Agreement, dated as of September 26, 2014, by and between the Company and American Stock Transfer & Trust Company, LLC (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed September 29, 2014, 2014, File No. 001-10865).